Exhibit 10.1

ACCELERATION, CHANGE OF ROLE AND NON-COMPETITION AGREEMENT
THIS ACCELERATION, CHANGE OF ROLE AND NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of March 30, 2012, by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and WILLIAM P. FOLEY, II (“Foley”) and shall be effective on the date that the Company's Board of Directors approves this Agreement (the “Effective Date”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Term. The term of this Agreement shall commence upon the Effective Date and shall continue for so long as Foley serves as a member of the Board of Directors or employee of the Company (the “Service Term”) and for a period of two years thereafter (the “Term”).
2.Change of Role. Prior to February 8, 2011, Foley served as an employee and Executive Chairman of the Company. On February 8, 2011, Foley became a non-employee Chairman of the Board of Directors of the Company. As of the Effective Date, Foley has been elected to the position of non-employee Vice Chairman of the Board of Directors of the Company, and Foley has agreed to serve in this position.
3.Acceleration. As of the Effective Date, the Company agrees to accelerate the vesting and immediately vest (and cause to become free of any applicable forfeiture and transfer restrictions) the following unvested shares of Company restricted stock and Company stock options, which were previously granted to Foley:

(a)	restricted stock:

(i)
the remaining 81,839 unvested shares from the November 7, 2011 restricted stock grant (27,279 of which would have vested on February 15, 2013, and 27,280 of which would have vested on each of November 7, 2013 and November 7, 2014);

(ii)	the 40,124 unvested shares (at maximum) from the July 20, 2010 restricted performance stock grant (which would have vested on February 21, 2013); and

(iii)	the 40,124 unvested shares from the July 20, 2010 restricted stock grant that would have vested on July 20, 2013; and

(b)	stock options:

(i)
with respect to the November 7, 2011 stock option grant, the portion of the option relating to 62,222 shares that would have vested on November 7, 2013, and the portion of the option relating to 62,223 shares that would have vested on November 7, 2014; and

(ii)	with respect to the October 29, 2010 stock option grant, the portion of the option relating to 133,980 shares that would have vested on October 29, 2013.
For the avoidance of doubt, the following unvested shares of Company restricted stock and Company stock options, which were previously granted to Foley, shall not accelerate and shall vest in 2012 in accordance with its respective terms:

(a)	restricted stock:

i.	the 40,123 unvested shares from the July 20, 2010 restricted stock grant that are scheduled to vest on July 20, 2012; and

ii.	the 19,333 unvested shares from the November 5, 2009 restricted stock grant that are scheduled to vest on November 7, 2012.

(b)	stock options:

i.	with respect to the November 7, 2011 stock option grant, the portion of the option relating to 62,222 shares that are scheduled to vest on November 7, 2012;

ii.	with respect to the October 29, 2010 stock option grant, the portion of the option relating to 133,979 shares that are scheduled to vest on October 29, 2012; and

iii.	with respect to the November 5, 2009 stock option grant, the portion of the option relating to 125,000 shares that are scheduled to vest on November 5, 2012.
4.Payment. In consideration for the below described non-competition obligations, the above described change of role, and other good and valuable consideration, the Company shall pay Foley a lump-sum payment of $9,500,000 by wire transfer of immediately available funds payable within two business days following the Effective Date.
5.Non-Delegation of Foley's Rights. The obligations, rights and benefits of Foley hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
6.Confidential Information. Foley acknowledges that he has occupied and will occupy a position of trust and confidence as a member of the Company's Board of Directors and has had and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Foley agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. Foley will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Foley advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 6. Accordingly, Foley agrees that during the Service Term and for two years thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.
7.Non-Competition. The parties acknowledge that Foley has acquired and will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his past employment and as a member of the Company's Board of Directors. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Foley in that business during the Term would severely injure the Company and its affiliates. Accordingly, Foley agrees as follows:

(a)
During the Service Term. During the Service Term, Foley will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company's or its affiliates' principal business. In addition, during the Service Term, Foley will undertake no planning for or organization of any business activity competitive with the work he performs as a director or employee of the Company, and Foley will not combine or conspire with any other person for the purpose of organizing any such competitive business activity.

(b)
After the Service Term. For a period of two years after the Service Term, Foley will not become: (i) a director, employee, consultant, advisor, principal, partner or substantial shareholder of Fiserv, Inc. and/or Jack Henry & Associates, Inc. or any of their respective successors, assigns or subsidiaries, or (ii) a director, employee, consultant, advisor, principal, or partner of a substantial shareholder of Fiserv, Inc. and/or Jack Henry & Associates, Inc. and provide consulting or advising services, directly or indirectly, to Fiserv, Inc. and/or Jack Henry & Associates, Inc. or any of their respective successors, assigns, or subsidiaries.

(c)
Exclusion. Working, directly or indirectly, for Fidelity National Financial, Inc., its affiliates or successors shall not be considered a violation of Section 7 of this Agreement and in and of itself a violation of Section 6 of the Agreement.

8.Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Foley to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Foley of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Foley to perform as agreed herein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.
9.Insurance and Indemnity. The Company agrees to maintain, and continue to maintain, on such terms as the Company believes are reasonably appropriate, applicable director and officer insurance coverage which shall provide coverage to Foley in conjunction with his role at the Company as Vice Chairman of the Board of Directors of the Company, or any other role assumed by Foley during the Service Term of this Agreement at a level at least equal to that of other Directors and Officers.  The Company's certificate of incorporation provides that the Company shall indemnify its officers and directors to the full extent permitted by the Georgia Business Corporation Code. As Foley is a director of the Company, he is eligible to receive the protection afforded thereunder.
10.Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.
11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of any federal or state court which in either case is located in Duval County, Florida in the event of any dispute arising in connection with this Agreement. Each party agrees not to assert that venue in such court is improper or that such court constitutes an inconvenient forum.
12.Successors. This Agreement may not be assigned by Foley. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Foley agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of Foley's tax year following Foley's tax year in which the payment amount becomes known and payable; provided, however, that on or after the Service Term, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to Foley to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Foley or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Foley shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of Foley's claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from Foley. The payment of Reimbursed Amounts during Foley's tax year will not impact the Reimbursed Amounts for any other taxable year. The rights under this Section 13 shall survive the Term until the expiration of the applicable statute of limitations.
15.Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Foley in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Foley against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.
16.Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To the Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chairman

To Foley:
William P. Foley, II
c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204

17.Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
18.    Code Section 409A. To the extent applicable, it is intended that this Agreement and any attorneys fee reimbursement payment made hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). All attorney fee reimbursements provided under this

Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company of attorneys fees under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) Foley's right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iii) in no event shall the Company's obligations to make such reimbursements apply later than Foley's remaining lifetime. Foley acknowledges that he has been advised to consult with an attorney and any other advisors of Foley's choice prior to executing this Agreement, and Foley further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law.
IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Michael Gravelle

Its:	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

WILLIAM P. FOLEY, II
/s/ William P. Foley, II